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[GRAPHIC OMITTED] NCO(SM)
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          GROUP

                                                                    EXHIBIT 99.2

                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE


                   NCO GROUP ANNOUNCES SETTLEMENT WITH THE SEC


HORSHAM, PA, SEPTEMBER 13, 2005 - NCO GROUP, INC. ("NCO" OR THE "COMPANY") (NASDAQ: NCOG), a leading provider of business process outsourcing services, announced today that it has reached a final settlement with the Securities and Exchange Commission ("SEC"), concluding the SEC's investigation of NCO and certain of its officers.

Without admitting or denying any wrongdoing, the Company has consented to the entry of an administrative order directing it to cease and desist from committing or causing violations of certain non-fraud provisions of the federal securities laws relating to financial reporting and internal control requirements, now and in the future. NCO will not pay any civil monetary penalty in connection with the settlement. The investigation did not lead to any sanctions being levied against any of NCO's officers.

The SEC's previously disclosed investigation related to the Company's revenue recognition policy on a long-term collection contract, which it previously corrected in 2003, and the Company's revenue recognition policy regarding the timing of revenue recognized on certain cash receipts related to contingency revenues, which it corrected in the quarter ended December 31, 2004.

NCO Group, Inc. is a leading provider of business process outsourcing services including accounts receivable management, customer relationship management and other services. NCO provides services through approximately 90 offices in the United States, Canada, the United Kingdom, India, the Philippines, the Caribbean and Panama.

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